                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

       The undersigned Investment Company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  The Travelers Separate Account Nine for Variable Annuities

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER:   (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

       Ernest J. Wright
       Secretary
       The Travelers Insurance Company
       One Tower Square
       Hartford, CT 06183

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             [X]  Yes        [  ]  No

       Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 30th day of June 1999.

                               THE TRAVELERS SEPARATE ACCOUNT NINE
                               FOR VARIABLE ANNUITIES

                               By: The Travelers Insurance Company

                               By: *JAY S. BENET
                                  --------------------------------
                                  Jay S. Benet
                                  Senior Vice President, Chief Financial Officer Chief Accounting Officer and Controller

Attest:

*By:  /s/Ernest J. Wright, Secretary
       Attorney in Fact